                                                                    Exhibit 99.1

[AIMCO LOGO]
                                               Investor Relations (303) 691-4350
                                                              Investor@aimco.com
                                                                 Jennifer Martin
                                             Vice President - Investor Relations
                                                                  (303) 691-4440

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
       CHIEF EXECUTIVE OFFICER TO PARTICIPATE IN TELEVISION INTERVIEW AND
               PRESENT AT INDUSTRY CONFERENCE VIA CONFERENCE CALL


DENVER, COLORADO, March 14, 2003

     Apartment Investment and Management Company (NYSE: AIV) ("Aimco") Chairman and Chief Executive Officer, Terry Considine, will be interviewed by Bloomberg Television, World Financial Report at 3:45 p.m. EST later today and plans to participate in the Salomon Smith Barney 2003 REIT CEO Conference roundtable to be held Monday, March 17th at 10:15 a.m. EST. Aimco invites investors to join the roundtable via conference call by dialing 712-257-0400 approximately five minutes before the scheduled start time. The passcode is REIT 2. The call will also be available for replay from March 20th to April 20th at telephone number 402-220-0737.

     In anticipation of the Friday interview and Monday presentation, Aimco confirms its earlier 2003 Funds From Operations (FFO) guidance, whose lower end is $4.20 per share, yet notes that the economy is weaker, energy costs higher, and weather effects greater than expected just 60 days ago. Preliminary first quarter results show continued pressure on revenue attributed to continued job losses. In addition, expenses are higher than expected, primarily due to inclement weather in many parts of the United States, causing increased snow removal costs, higher energy usage (compounded by higher energy prices), and approximately $2 million in casualty losses due to fires. The estimated effect on first quarter FFO per share is $0.06 due to the weak economy and its impact on revenue; and $0.06 due to the weather related costs, energy prices, and fire losses.

     "While my colleagues and I remain comfortable with the low end of expectations for this year, we remind investors that there are many factors that can influence actual results. The environment in which Aimco is operating is both difficult and uncertain: difficult in that job losses reduce demand and rents for apartments while also increasing bad debt; uncertain in that the imminent war with Iraq and its possible repercussions make the always unpredictable future unusually obscure." commented Terry Considine, Aimco's chairman and chief executive officer. "Low interest rates have stimulated competition, both from new apartment building and by making single family housing more affordable. That said, we are working hard to rent apartments, serve residents, and control costs while improving Aimco's portfolio. We expect seasonal recovery in the next two quarters, even in a weak economy, and Aimco can benefit from low interest rates by lowering its own cost of capital by refinancing and refunding securities that are already outstanding. We remain bullish on the long term prospects for the American economy and for increased demographic demand due to the coming of age of the Baby Boom Echo and the continued high rate of immigration."

Apartment Investment and Management Company
March 14, 2003
Page 2


     Aimco is a real estate investment trust headquartered in Denver, Colorado owning and operating a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,790 properties, including approximately 318,000 apartment units, and serves approximately one million residents each year. Aimco's properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco is listed on the New York Stock Exchange and was recently included in the S&P 500.